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                                                                   EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-91578, 333-17355, 333-39523 and 333-59664 of Tower Automotive, Inc. and
Subsidiaries on Form S-8; No. 333-69844 on Form S-3; and No. 333-107232 on Form S-4 of our reports dated March 4, 2004, relating to the consolidated financial statements and Schedules I and II of Tower Automotive, Inc. and Subsidiaries as of and for the years ended December 31, 2003 and 2002 appearing in this Annual Report on Form 10-K of Tower Automotive, Inc. and Subsidiaries for the year ended December 31, 2003. Our audit report on the 2003 and 2002 consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in the Company's method of accounting for certain variable interest entities and the change in the Company's method of accounting for goodwill and (ii) the application of procedures relating to certain other disclosures of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures.

Deloitte & Touche LLP

Minneapolis, Minnesota
March 5, 2004